January 27, 2004

Contact:	Geoffrey J. Hibner, Chief Financial Officer Mark A. Fleming, investor and corporate communications

BANTA RECORDS IMPROVED FOURTH QUARTER SALES AND EARNINGS;
REPORTS SOLID 2003 PERFORMANCE

•	Fourth quarter 2003 sales increased to $394 million from $348 million in the same period last year; 2003 full-year sales reached $1.42 billion compared with 2002’s $1.37 billion.
•	Fourth quarter diluted earnings per share of 47 cents compared with 2 cents in 2002’s fourth quarter, including special charges.
•	Charges recorded in 2003’s fourth quarter, related to a previously announced restructuring, resulted in pretax charges totaling $8.4 million ($5.3 million after tax), or 20 cents per share. An asset impairment charge recorded in 2002’s fourth quarter resulted in a pretax charge totaling $26.8 million ($16.3 million after tax), or 64 cents per share.
•	Excluding special charges, diluted earnings per share for 2003’s fourth quarter were 67 cents compared with 66 cents in 2002.
•	For full-year comparisons, including the 2003 and 2002 charges, Banta reported 2003 diluted earnings per share of $1.81 compared with the prior year’s $1.71.
•	Excluding special charges, Banta’s 2003 diluted earnings per share were $2.34 compared with $2.35 in 2002.

        MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported an encouraging final quarter of 2003, as print activity strengthened, and the corporation’s Supply-Chain Management and Healthcare businesses continued to deliver strong performance. Full-year sales increased over the prior year and net earnings, before charges, nearly equaled those reported for 2002.

        Banta Corporation’s full-year 2003 net earnings, including special charges, were $46.6 million compared with $43.8 million the prior year. 2003 diluted earnings per share were $1.81, 10 cents above 2002’s $1.71. Sales reached $1.42 billion, compared with the prior year’s $1.37 billion. Previously announced special charges affecting 2003’s pretax results totaled $21.6 million ($13.5 million, or 53 cents per diluted share, after tax). The 2002 results included a fourth quarter non-cash impairment charge of $26.8 million, pretax ($16.3 million, or 64 cents per diluted share, after tax).

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        Excluding special charges in both periods, 2003 net earnings were $60.1 million, equal to 2002’s $60.1 million. Diluted earnings per share before the charges were $2.34, nearly equal to last year’s $2.35, on 178,000 more average shares outstanding.

        Fourth quarter net earnings were $12.2 million (47 cents per diluted share) compared with $392,000 (2 cents per diluted share) reported for the same period last year. Fourth quarter sales of $394 million were 13 percent above the prior year’s $348 million. Excluding special charges in both periods, 2003 fourth quarter net earnings were $17.5 million, 4 percent above the prior-year’s $16.7 million. Diluted earnings per share before charges reached 67 cents compared with 2002’s 66 cents.

        President and Chief Executive Officer Stephanie A. Streeter said Banta closed 2003 with a strong finish, and noted that major actions taken during the year helped prepare the company for 2004 and beyond. “In 2003, our businesses faced challenges from a soft economy and continued pricing pressure, yet our business diversity and niche market focus, combined with productivity gains and operational effectiveness, helped us deliver solid financial performance,” stated Streeter. “We also expanded our literature management capabilities, enlarged our presence in special-interest magazines, modernized our consumer catalog platform, and both grew sales and improved efficiencies in supply-chain management.”

        “I’m especially encouraged to see estimating activity improving for our commercial print businesses,” emphasized Streeter, noting that those operations were most affected by the past year’s difficult economy. “We are beginning to see an increase in the number of print projects, and in the quantities of materials required – both of which could generate increased revenue for Banta.”

        A 2003 highlight was the performance of Banta’s Supply-Chain Management business, which recorded strong double-digit increases in both sales and operating earnings. “Our Supply-Chain Management Sector delivered exceptional performance this past year, benefiting from strong activity with our industry-leading customers,” said Streeter. “Our strategy to invest in Supply-Chain Management has given Banta a unique and successful platform of business diversification, which offers us continuing significant growth opportunities, particularly within an improving economic cycle.”

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        The following tables provide a reconciliation between net earnings and diluted earnings per share reported in accordance with generally accepted accounting principles (GAAP), and earnings and diluted earnings per share excluding special charges, for the three- and 12-month fiscal periods ended January 3, 2004, and December 28, 2002:

	3 Months Ended		12 Months Ended
Net Earnings (dollars in millions)	2003	2002	2003	2002
GAAP net earnings, as reported	$ 12.2	$ 0.4	$ 46.6	$ 43.8
Restructuring charge	5.3	--	10.6	--
Litigation settlement	--	--	2.9	--
Impairment charge	--	16.3	--	16.3

Earnings excluding special charges	$ 17.5	$ 16.7	$ 60.1	$ 60.1

Diluted Earnings per Share (EPS)
GAAP diluted EPS, as reported	$ 0.47	$ 0.02	$ 1.81	$ 1.71
Restructuring charge	0.20	--	0.42	--
Litigation settlement	--	--	0.11	--
Impairment charge	--	$ 0.64	--	$ 0.64

Diluted EPS excluding special charges	$ 0.67	$ 0.66	$ 2.34	$ 2.35

OPERATING HIGHLIGHTS

•	Banta’s Supply-Chain Management Sector reported exceptional results for both the fourth quarter and full year, due to increased revenue and a very favorable product mix. Fourth quarter sales and operating earnings climbed 31 percent and 16 percent, respectively, compared with the same period last year. Full-year sales increased 23 percent and operating earnings rose 29 percent. Restructuring charges for the Supply-Chain Management Sector were $3.6 million for the fourth quarter and $5.0 million for 2003. There were no restructuring charges in 2002. “During the second half of this year we saw definite signs of a recovery in the technology sector, and we expect that favorable business climate to continue into 2004,” says Streeter. “We have strengthened our relationships with our major customers, won new customers and are actively pursuing other supply-chain opportunities outside of the technology sector. Pricing pressures remain a challenge in this business, however we have successfully met our customers’ requirements by aggressively driving efficiency and productivity improvements in our operations.”

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•	Print Sector sales in the fourth quarter increased 6 percent compared to the same period last year. For the year, sales declined 2 percent and operating earnings were 24 percent lower. Primary factors affecting full-year results included softness in direct marketing, decreased educational work, reduced paper sales, and the consumer catalog restructuring and modernization projects, which caused temporary reductions in print capacity during the second half of the year. Special charges for the Print Sector were $4.8 million for the fourth quarter and $12.0 million for 2003, compared with $15.8 million in both the fourth quarter and full-year 2002.
o	Banta’s publications division delivered solid gains in both sales and earnings for the fourth quarter and year, despite a continuing industrywide decline in magazine page counts. Helping counter the effects of magazine page reductions were strong market share gains, as Banta achieved an 8 percent increase in titles printed during 2003.
o	Fourth quarter sales for the book division recovered somewhat from earlier in the year and were slightly higher than the same period in 2002. For the year, sales and earnings were below 2002, the result of decreased activity in both the educational and trade book markets, and reduced paper sales. However, results for the division’s literature management services improved in 2003 due to increased demand. To support current and future growth in this important business, Banta added three new fulfillment centers and expanded two others.
o	Sales and earnings in the catalog division were lower in the fourth quarter than in the same period last year, as they have been throughout 2003, due to restructuring and modernization projects. The 2003 actions temporarily constrained print capacity during the second and third quarters and required more costly production solutions to meet customer needs. The effects of the restructuring and catalog modernization, including normal equipment start-up issues, lingered in the fourth quarter, however both projects were completed prior to year end, positioning the catalog division for meaningful improvement in 2004.

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o	Banta’s direct marketing business experienced higher sales activity in the fourth quarter. Print schedules remained strong through the holiday period and job estimating activity improved. Thus, although full-year results were below 2002 due to the softness of direct mail promotional activity and pricing pressures, the outlook for 2004 is somewhat improved.
•	Banta’s single-use healthcare products business delivered a strong fourth quarter, reporting an 18 percent increase in revenues and a 26 percent gain in operating earnings. That performance concluded an excellent year for the division, as 2003 sales grew 4 percent and operating earnings climbed 18 percent. Healthcare’s results reflect its success in driving growth through new products, expanded customer relationships, market share gains and productivity improvements.

        “Multiple signs in the economy suggest this year’s commercial print market will be much improved over 2003, and that improvement will especially help our catalog and direct marketing businesses,” notes Streeter. “Our literature management business is also poised to accelerate its growth with expanded capabilities and capacity. Educational printing, however, could continue to be difficult in 2004 as many states struggle with budget deficits. Improvement in educational spending is not expected until 2005.

        “Banta’s Supply-Chain Management Sector should continue to benefit from our solid relationships with leading technology companies, encouraging prospects for increased technology spending by businesses and consumers, and continued outsourcing trends,” says Streeter.

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        With an improving economic climate, Banta management believes 2004 revenues can grow in a low- to mid-single-digit range, and diluted earnings per share can grow in a high-single to low-double-digit range compared with 2003’s results, before special charges. Calculated on a basis consistent with GAAP, that same earnings increase would be in a high-30-percent to mid-40-percent range.

        Banta will host a conference call to discuss its fourth quarter and year-end results on Wednesday, Jan. 28 at 10:00 a.m. CST (11:00 a.m. EST). This call will be simultaneously broadcast in the Investor Information area of Banta’s Website at www.banta.com, and a replay of the call will be available.

        Banta Corporation is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta’s global supply-chain management businesses provide a wide range of outsourcing capabilities to the world’s largest companies. Services range from materials sourcing, product configuration and customized kitting, to order fulfillment and global distribution.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ order patterns or demand for the corporation’s products and services, pricing, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by Banta, and any unanticipated weakening of the economy. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company’s World Wide Web home site at www.banta.com

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Banta Corporation
Condensed Consolidated Income Statement
($000's omitted, except per share data)

	3 Months Ended December		12 Months Ended December
	2003	2002	2003	2002
Net Sales	$393,721	$348,151	$1,418,497	$1,366,457
Cost of Sales	310,267	269,224	1,113,113	1,062,968

Gross Profit	83,454	78,927	305,384	303,489
SG&A Expense	53,775	48,919	202,216	195,046
Restructuring Charge	8,435	--	16,952	--
Litigation Settlement	--	--	4,602	--
Asset Impairment Charge	--	26,800	--	26,800

Earnings from Operations	21,244	3,208	81,614	81,643
Other Income (Expense)
Interest Expense	(1,959)	(3,227)	(8,420)	(11,343)
Other, net	(128)	649	1,220	1,501

Earnings before Income Taxes	19,157	630	74,414	71,801
Provision for Income Taxes	7,000	238	27,800	28,002

Net Income	$12,157	$392	$46,614	$43,799

Basic Earnings per Share	$0.47	$0.02	$1.83	$1.74
Diluted Earnings per Share	$0.47	$0.02	$1.81	$1.71
Average Shares Outstanding:
Basic	25,792	25,304	25,500	25,227
Diluted	26,113	25,568	25,743	25,565
Composite Tax Rate	36.5%	37.8%	37.4%	39.0%

SEGMENT INFORMATION

	3 Months Ended December		12 Months Ended December
Net Sales	2003	2002	2003	2002

Printing and digital imaging	$252,056	$237,570	$959,287	$977,282
Supply-chain management	113,893	87,106	358,839	292,582
Healthcare	27,772	23,475	100,371	96,593

	$393,721	$348,151	$1,418,497	$1,366,457

Earnings from Operations
Printing and digital imaging	$11,644	$3,666	$54,711	$72,043
Supply-chain management	12,534	10,762	35,828	27,754
Healthcare	3,160	2,513	12,075	10,254

Segment earnings from operations	27,338	16,941	102,614	110,051
Unallocated corporate expenses	(6,094)	(13,733)	(21,000)	(28,408)
Interest expense	(1,959)	(3,227)	(8,420)	(11,343)
Other expense	(128)	649	1,220	1,501

Earnings before income taxes	$19,157	$630	$74,414	$71,801

Depreciation/Amortization	$17,296	$20,614	$63,848	$76,186
Capital Expenditures	$22,249	$9,765	$73,735	$30,785

Banta Corporation
Condensed Consolidated Income Statement
($000's omitted, except per share data)

	12 Months Ended December
ASSETS	2003	2002
Cash and short-term investments	$181,112	$154,836
Receivables	234,219	212,988
Inventories	75,150	69,388
Other current assets	25,317	22,938

Total current assets	515,798	460,150

Plant and equipment, net	286,347	277,971
Other assets	72,162	67,143

Total Assets	$874,307	$805,264

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts Payable	$132,841	$102,635
Other accrued liabilities	63,316	63,770
Current maturities of long-term debt	19,122	19,377

Total current liabilities	215,279	185,782

Long-term debt	92,712	111,489
Deferred income taxes	13,687	13,679
Other noncurrent liabilities	39,200	41,201
Shareholders' investment	513,429	453,113

Total Liabilities and Shareholders' Investment	$874,307	$805,264